UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2010

NEWPARK RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-2960	72-1123385
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Research Forest Drive, Suite 100 The Woodlands, TX	77381
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-6800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2010, Newpark Resources, Inc. (the “Company”) entered into a letter agreement (the “Amendment”) with William D. Moss, Vice President of the Company, further amending his Employment Agreement dated June 2, 2008, as previously amended (as amended, the “Employment Agreement”). As previously disclosed, as a result of certain changes in Mr. Moss’s position and related responsibilities with the Company (the “Employment Events”), Mr. Moss has the right to terminate his employment for Good Reason. Pursuant to previous amendments to his Employment Agreement, Mr. Moss’s right to terminate his employment for Good Reason has been extended through March 31, 2010. Under the Amendment, Mr. Moss has agreed to waive his right to terminate his employment for Good Reason as a result of the Employment Events, thereby foregoing any ability to  receive severance benefits as a result of such termination. In consideration of such waiver, the Company will pay Mr. Moss the sum of $135,000 on December 31, 2010. This sum will be paid to Mr. Moss irrespective of whether he remains employed with the Company on such date. In the event of his death prior to such date, the Company will pay this sum within thirty days of his death. However, if his employment is terminated prior to December 31, 2010 pursuant to Section 2.2 of the Change in Control Agreement as a result of a Change in Control (as defined therein) or a Potential Change in Control (as defined therein), he will not be entitled to receive such payment.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Letter agreement, dated as of March 3, 2010, between Newpark Resources, Inc. and William D. Moss.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: March 8, 2010	By: /s/ James E. Braun
James E. Braun, Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Letter agreement, dated as of March 3, 2010, between Newpark Resources, Inc. and William D. Moss.